Exhibit 99.1

First Interstate BancSystem, Inc. Welcomes New Board Director

Company Release: July 22, 2014

(Billings, MT) First Interstate BancSystem, Inc. (Nasdaq: FIBK) has welcomed Dana Filip-Crandall to its Board of Directors, effective May 21, 2014. Filip-Crandall has more than 25 years of experience in strategic planning, technology development and operations management. “Dana also brings significant knowledge on the fiduciary obligations, governance, operations practices, and requirements and duties of a public company,” said James R. Scott, Executive Vice-Chairman of the Board. “We are pleased to welcome her to our Board.”

Filip-Crandall has extensive experience in executive management and global operations. She has been Vice President—Service Delivery of Comcast, a public company with more than 120,000 employees, since December 2013. Prior to that, Filip-Crandall was a managing director and chief information officer of British Telecom from 2009 to 2013, Vice President—Network Strategy and Call Center Operations at Qwest Communications from 2005 to 2009, and served in various other executive-level positions with Qwest Communications from 1992 to 2005. She received her Bachelor of Science degree in Electrical Engineering from the University of Denver in 1987 and her Master in Business Administration degree from Northwestern University—Kellogg School of Management in 2001.

Filip-Crandall is also an active volunteer. She currently holds the Chairwoman role for the Mission and Outreach Committee at Trinity United Methodist Church. In the past, she has served in a board of director position with Quest Forum and previously served on Women’s Vision Foundation Board of Directors. Filip-Crandall lives in Denver with her identical twin daughters Abigail and Emma. As a member of First Interstate BancSystem’s Board of Directors, she will serve on the Audit and Technology Committees. “First Interstate Bank is a great organization with a rich history and a strong foundation in the community. I am excited about the opportunity to work with the Executive Leadership team and the board to help the organization grow,” said Ms. Filip-Crandall.

First Interstate is a financial services holding company, headquartered in Billings, Montana, with $7.7 billion in assets as of June 30, 2014. It is the parent company of First Interstate Bank, a community bank operating 74 banking offices, along with online and mobile banking services, throughout Montana, Wyoming and South Dakota. As a recognized leader in community banking services with 25 consecutive years of profitability, First Interstate’s culture is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

Contact:

Marcy Mutch

Investor Relations

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

+1 406-255-5322

investor.relations@fib.com